DISTRIBUTION AGREEMENT, made this      day of      1993 between SMITH
BARNEY WORLD FUNDS, INC., a Maryland corporation (the "Investment Company"), and SMITH BARNEY SHEARSON INC., a Delaware corporation (the "Distributor" or "Smith Barney Shearson").

     1.		The Investment Company hereby appoints the Distributor its
agent to sell and to arrange for the sale of shares of the Investment Company ("Shares") at such time or times as set forth in the then current prospectus(es) and the Distributor hereby accepts such appointment. The Distributor agrees to act hereunder and the Investment Company agrees to sell and deliver Shares upon the terms hereinafter set forth as long as it has Shares available for sale.

     	The offering price of Shares shall be as set forth in the Prospectus of the Investment Company or as may otherwise be permitted by Rule or Order of the Securities and Exchange Commission. The Investment Company hereby authorizes the Distributor, subject to law and the Articles of Incorporation of the Investment Company, to accept for the account of the Investment Company orders for the purchase of Shares satisfactory to the Distributor and the Distributor shall be entitled to compensation as set forth in the Prospectus.

     2.	The Investment Company agrees to register or qualify as
necessary, additional Shares with the Securities and Exchange Commission, state and other regulatory bodies and to pay the related fees therefor and to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in the Registration Statement or Prospectus or necessary in order that there may be no omission to state a material fact therein which omission would make the statements therein, in the light of the circumstances under which they were made, misleading. As used in this Agreement, the term "Registration Statement" shall mean from time to time the Registration Statement most recently filed by the Investment Company with the Securities and Exchange Commission and effective under the Securities Act of 1933 and the Investment Company Act of 1940, as such Registration Statement is amended by any amendments thereto at the time in effect, and the term "Prospectus" shall mean from time to time the form of prospectus authorized by the Investment Company for use by the Distributor.

     	All sales literature and advertisements used by the Distributor in connection with the offering or sale of Shares shall be subject to the approval of the Investment Company. The Investment Company authorizes the Distributor in connection with the offering or sale of Shares to give only such information and to make only such statements or representations as are contained in the Prospectus or in sales literature or advertisements approved by the Investment Company or in such financial and other statements as are furnished to the Distributor pursuant to paragraph 5 below. The Investment Company shall not be responsible in any way for any information, statements or representations given or made by the Distributor or its representatives or agents other than such information, statements and representations.

     3.	The Distributor, as agent of the Investment Company and for its account and risk, is authorized, subject to the direction of the Investment Company, to repurchase Shares at the redemption price in effect at the close of business on the New York Stock Exchange on any business day, provided the offer to sell such Shares to the Investment Company is received and accepted at the office of the Distributor prior to the close of business on that day. The Distributor shall not be entitled to any commission or other compensation in respect to such repurchases. The Distributor shall report all such repur-chases promptly to the Investment Company.

     4.	The Distributor is authorized to purchase Shares for the
Distributor's own account from time to time. Such purchases, if made from the Investment Company, shall be made with notice to the Investment Company that they are for the account of the Distributor, but if made in the open market or otherwise may be made without such notice. All Shares so purchased by the Distributor for its own account shall be resold by the Distributor only through the exercise of its right, as a stockholder, to have such Shares redeemed or repurchased by the Investment Company pursuant to Article V of the Articles of Incorporation of the Investment Company.

     5.	The Investment Company shall keep the Distributor fully informed with regard to its affairs, shall furnish the Distributor with a copy of all financial statements of the Investment Company, with a signed copy of each report prepared by the independent accountants and with such reasonable number of printed copies of each periodic and annual report of the Investment Company as the Distributor may request, and shall cooperate fully in the efforts of the Distributor under this Agreement.

     6.	The Distributor shall bear:  (a)  the costs and expenses of
preparing, printing and distributing any materials not prepared by the Investment Company and other materials used by the Distributor in connection with its offering of Shares for sale to the public, including the additional cost of printing copies, at printer's over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof for distribution to shareholders or for filing with any Federal and state securities authorities; (b) any expenses of advertising incurred by the Distributor in connection with such offering; and (c) the expenses of registration or qualification of the Distributor as a dealer or broker under Federal or state laws and the expenses of continuing such registration or qualification. The Distributor shall also pay all its own costs and expenses; however, it is understood and agreed that, if the Fund adopts a Plan of Distribution pursuant to Rule 12b-1 on behalf of a Portfolio and for so long as such Plan continues in effect, any expenses incurred by the Distributor on behalf of the Portfolio hereunder may be paid from amounts received by it from the Fund under such Plan. Smith Barney Shearson shall provide to the Board of Directors of the Fund and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.



     7.	The Investment Company shall bear all costs and expenses of the continuous offering of Shares in connection with: (a) fees and disbursements of its counsel and independent accountants; (b) the preparation, filing and printing of any Registration Statements and/or Prospectuses required by and under the Federal and state securities laws; (c) the preparation and mailing of annual and interim reports, Prospectuses and proxy materials to share-holders; and (d) the qualification of Shares for sale and of the Investment Company as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Investment Company and the Distributor and the cost and expenses payable to each such state for continu-ing qualification therein.

     8.	This Agreement shall be submitted for approval to the Board of
Directors of the Investment Company annually and shall continue in effect only so long as its continuance is specifically approved annually as required by the Investment Company Act of 1940 and the rules thereunder.

     9.	This Agreement may be terminated at any time, upon 60 days'
written notice by either party without payment of any penalty to the other party and shall terminate automatically in the event of its assignment, as defined in Section 2(a) (4) of the Investment Company Act of 1940.






	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


	SMITH BARNEY WORLD FUNDS, INC.



	By:


Attest:





	SMITH BARNEY SHEARSON INC.



	By:


Attest: